ITEM 77.C  Copy of Notice of Meeting, Proxy Statement and Proxy
Card was filed by the Registrant on February 17, 1998 File No.
811-04062.







ITEM 77.D  Copy of Notice of Meeting, Proxy Statement and Proxy
Card was filed by the Registrant on February 17, 1998 File No.
811-04062.







ITEM 77.I   Terms of new or amended securities



At the April 29, 1998 meeting of the Board of Directors of the GAM Funds Inc. (The "Funds") two new share classes of the funds, Class B and Class C, were authorized for offering. The two new classes are currently available for all series of the funds except the GAM Asian Capital Fund. Each share class of a series (currently Classes A, B, C and D are offered) represent an interest in the same portfolio of investments and have identical voting, dividend, liquidation and other rights, except that (i) Classes A and D may have a front end sales charge and Classes B and C have a contingent deferred sales charge, (ii) each class bears its separate distribution and certain class expenses,
(iii) Class B is subject to a conversion feature, and (iv) each class has exclusive voting rights with respect to any matter on which a separate vote of any classes is required by federal or state law.